Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 30, 2020, in the Registration Statement (Form F-1) and related Prospectus of Brooge Energy Limited for the registration of 21,228,900 of its ordinary shares that are issuable upon the exercise of 21,228,900 warrants of Brooge Energy Limited.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

17 August 2020